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                                                                     EXHIBIT 4.4
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                              PECO Energy Company
               Unfunded Deferred Compensation Plan for Directors
                       (Effective Date:  April 1, 1983)
             (As Amended and Restated through October [__], 2000)


          PECO Energy Company ("PECO" or the "Company") originally established the PECO Energy Unfunded Deferred Compensation Plan for Directors (the "Deferred Compensation Plan for Directors" or the "Plan"). The outstanding shares of PECO were subsequently exchanged with shares of Exelon Corporation ("Exelon") causing Exelon to become PECO's parent (the "Share Exchange"). Immediately thereafter, Unicom Corporation merged with and into Exelon (the "Merger"). In connection with the Share Exchange and Merger, Exelon assumed sponsorship of the Plan. The purpose of the Plan is to permit Directors of PECO to elect to defer receipt of directors' fees.

     1.   Administration.  The Deferred Compensation Plan for Directors shall be
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administered by the Treasurer of PECO (the "Administrator"), or such other individual or individuals as designated by the Board of Directors of PECO (the "Board"). The Administrator shall interpret the Deferred Compensation Plan and establish such rules and regulations of plan administration that he deems appropriate. The cost of plan administration shall be paid by PECO, and shall not be charged against the deferred accounts of Plan participants.

     2.   Eligibility.  All Directors of PECO (other than full-time employees of
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PECO) shall be eligible to participate in the Deferred Compensation Plan for
Directors.

     3.   Deferrals.  (a)  Effective April 1, 1983 (the "Effective Date"), each
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eligible Director may elect in writing to receive a portion of his or her future directors' fees as deferred

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compensation, by filing a written Director's Deferral Agreement form with the
Administrator. In all events, each such election shall be made prior to the period with respect to which the fees are earned or otherwise payable. Deferred amounts shall be credited to a deferral account in the participant's name ("Deferral Account") for later distribution. Each participant's Deferral Account shall be a bookkeeping entry only, and Exelon shall not be required to fund the Deferral Account. Any assets that may be held by Exelon to fund a Deferral Account shall at all times remain unrestricted assets of Exelon in its corporate capacity and not as fiduciary, and shall be subject to the claims of Exelon's general creditors. Pending distribution, after the Effective Date each participant's Deferral Account shall be credited with earnings or interest as provided in Paragraph 3(b).

          (b) (1) For purposes of measuring the earnings or losses credited to his Deferral Account, the participant may select, from among the investment vehicles available from time to time under the PECO Energy Company Employee Savings Plan (the "Savings Plan"), the investment media in which all or part of his Deferral Account shall be deemed to be invested.

               (2) The participant shall make an investment designation in the form and manner prescribed by the Committee or its designee, which shall remain effective until another valid designation has been made by the participant as herein provided. The participant may amend his investment designation at such times and in such manner as prescribed by the Committee or its designee. A timely change to the participant's investment designation shall become effective as soon as administratively practicable.

               (3) The investment media deemed to be made available to the participant, and any limitation on the maximum or minimum percentages of the participant's

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Deferral Account that may be deemed to be invested in any particular medium, shall be the same as available or in effect from time-to-time under the Savings Plan.

               (4) Except as provided below, the participant's Deferral Account shall be deemed to be invested in accordance with his investment designations, and the Deferral Account shall be credited with earnings (or losses) as if invested as directed by the participant. If -

                    (i) the participant does not furnish complete investment instructions, or

                    (ii) the investment instructions from the participant are unclear,

  then the Deferral Account shall be credited with interest compounded and adjusted monthly, at a rate equal to the prime commercial lending rate of The Chase Manhattan Bank, N.A. in effect at the opening of business on the 15th day of each month (or if such day is a non-business day, on the first business day thereafter) plus 1/2 of 1%. The Deferral Accounts maintained pursuant to this Plan are for bookkeeping purposes only and Exelon is under no obligation to invest such amounts.

       PECO shall provide a statement to the participant not less frequently than annually showing such information as is appropriate, including the aggregate amount in his Deferral Account, as of a reasonably current date.

       4.  Distributions.  The amount standing to a participant's Deferral
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Account shall be distributed to the participant as the participant shall direct in his or her Benefit Distribution Election Form beginning with the first day of the month following the participant's termination of service as Director of PECO, the termination of the participant's full-time employment, or the participant's

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65th birthday. Distributions shall be paid monthly over not more than 15 consecutive twelve-month periods.

       Each payment shall be determined by multiplying the balance remaining to the credit of the Deferral Account at the beginning of such twelve-month period (including earnings or interest credited under Paragraph 3) by a fraction, the numerator of which is "1" and the denominator of which is the number of twelve month periods (including the current period) for which payments are yet to be made. If application of the foregoing would result in a payment for any twelve-month period of less than $10,000, the amount payable for such period shall be at the rate of $10,000 per twelve-month period, until the Deferral Account is exhausted. Any unpaid balance in the Deferral Account shall be credited with earnings or interest as provided in Paragraph 3.

       In any calendar year before payments are scheduled to begin and at least ninety (90) days prior to the date such payments are scheduled to begin, a participant may elect to receive the amounts payable hereunder in such other manner as is acceptable to the Administrator, provided that no such election shall accelerate the commencement of benefits, and provided further that any such election to receive periodic installments determined by application of a formula based, in part, on investment return assumptions may subsequently be amended irrevocably to provide for installments thereafter in an amount equal to the lesser of (i) the initial periodic installment received by the participant or (ii) the most recent periodic installment received by the participant.

       Notwithstanding the foregoing, a participant whose service as a Director of PECO was terminated for retirement and who is receiving installment payments of his or her Deferral Account ("a retired participant"), or the beneficiary of a deceased retired participant, may elect to receive 90% of the balance of his or her Deferral Account in a lump sum. The remaining 10% of the balance of his or her Deferral Account shall be forfeited.

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       5.  Death Benefits.  Each participant shall designate a beneficiary or
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beneficiaries to receive any payments hereunder after the participant's death.
The beneficiaries, and any priority or allocation between them, shall be designated in the manner specified by the Administrator. If a participant dies before the entire balance in his or her Deferral Account has been paid out, the remaining balance shall be paid at the discretion of the Administrator either in installments as they would have been due to be paid to the participant or in a lump sum to the beneficiary. If the participant is not survived by a designated beneficiary, the participant's beneficiary shall be the participant's spouse, if living, or otherwise, the participant's estate. If a beneficiary survives the participant but dies before the entire balance payable to him or her has been distributed, any remaining balance shall be paid to the beneficiary's estate.
In the absence of contrary proof, the participant shall be deemed to have survived any designated beneficiary. A participant may change his beneficiary designation under this Paragraph at any time until his death by filing a written beneficiary designation with PECO, in the manner specified by the Administrator.

       6.  Financial Hardship.  The Administrator may, in his discretion, direct
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that a participant be paid an amount in cash (not in excess of the balance of his or her Deferral Account) sufficient to meet a financial hardship. Financial hardship shall mean (a) medical care for the participant, a member of his or her family, or any other person for whom the participant wishes or is legally required to provide such care; (b) education costs for a participant, spouse or child; (c) acquiring, constructing or renovating the participant's principal residence; or (d) other similar substantial and non-recurring expenses for the welfare of the participant and his dependents, as the Administrator shall determine in his sole discretion. To preserve the tax benefits of the deferral program, the Administrator may require evidence of financial hardship.

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       7.  No Assignment or Alienation of Benefits.    Except as hereinafter
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provided with respect to marital disputes, a participant's Deferral Account may not be voluntarily or involuntarily assigned or alienated. In cases of marital dispute, the Administrator will observe the terms of the Plan unless and until ordered to do otherwise by a state or Federal court. As a condition of participation, a participant agrees to hold Exelon and the Administrator harmless from any claim that arises out of Exelon's or the Administrator's obeying the final order of any state or Federal court, whether such order effects a judgment of such court or is issued to enforce a judgment or order of another court.

       8.  Amendment or Discontinuance.  The Deferred Compensation Plan for
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Directors may be altered, amended, suspended, or terminated at any time by the
Board prior to the date of Merger. Effective as of the date of Merger, the Compensation Committee of Exelon shall have the exclusive authority to alter, amend, suspend, or terminate the Plan at any time. Provided that no such alteration, amendment, suspension, or termination shall result in the distribution of amounts credited to the Deferral Accounts of all participants in any manner than is otherwise provided in this Plan, nor shall such action reduce the availability of amounts previously deferred. The rules relating to distribution may be generally altered or specifically waived by the Administrator in his sole discretion, but no such action shall reduce the availability of amounts previously deferred unless it is necessary to do so to preserve the tax deferral on amounts deferred.

       9.  Governing Law.  The Deferred Compensation Plan for Directors shall be
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governed by the law of the Commonwealth of Pennsylvania.

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